Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS RESULTS

FOR THE FIRST QUARTER 2020

MIAMI, FLORIDA, July 6, 2020 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQB: SBSAA) today reported financial results for the three-months ended March 31, 2020.

Financial Highlights

(in thousands)	Three Months Ended March 31,		%
	2020	2019	Change
Net revenue:
Radio	$32,533	$34,079	(5%)
Television	3,742	3,276	14%
Consolidated	$36,275	$37,355	(3%)
Adjusted OIBDA*:
Radio	$10,257	$10,932	(6%)
Television	103	138	(25%)
Corporate	(2,822)	(2,751)	(3%)
Consolidated	$7,538	$8,319	(9%)
Adjusted OIBDA Margins*:
Radio	32%	32%
Television	3%	4%
Consolidated	21%	22%

* Please refer to the Non-GAAP Financial Measures section for a definition of Adjusted OIBDA and a reconciliation from to the most directly comparable GAAP financial measure.

Discussion and Results

“While our first quarter results were significantly impacted by the COVID-19 pandemic, we continued to make operational and strategic progress,” commented Raúl Alarcón, Chairman and CEO. “Our audio stations held the top rankings across key demos in the New York, Los Angeles and Chicago markets according to Nielsen Audio’s May 2020 PPM Report. This strong showing, together with our expanding digital and social media metrics, drove notable aggregate audience growth in the quarter.”

“We’ve taken significant steps to safeguard our personnel while also aligning our cost structure with current market conditions. In addition, as a leading Spanish-language multi-media company and certified minority business enterprise, we have placed total emphasis on helping Latino communities navigate what has proven to be one of the most difficult periods of their lives. We cherish our audience and understand they know and trust our brands and have strong connections with our innovative formats, on-air content and leading talent.”

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“Looking forward, any marketplace uncertainty will be met with an ironclad commitment to continue serving our Latino community, in any and all ways possible.”

“We will be working with the federal government and its representatives, as well as with all state and local authorities, in order to inform and assist our communities and thus continue providing a voice for untold millions of our nation’s citizens during these unprecedented times.”

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Quarter Ended Results

For the quarter-ended March 31, 2020, consolidated net revenue totaled $36.3 million compared to $37.4 million for the same prior year period, resulting in a decrease of 3%.  Our radio segment net revenue decreased $1.5 million or 5% due to decreases in local, special events revenue, and barter sales which were partially offset by increases in national, digital and network sales. Additionally, local radio segment revenue includes the negative impact of ad related spot cancellations due to the COVID-19 pandemic. Our television segment net revenue increased $0.5 million or 14% due to the increases in local, national and barter sales, which were offset by decreases in sub-channel rental and subscriber fees revenue.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $7.5 million compared to $8.3 million for the same prior year period, representing a decrease of $0.8 million or 9%. Our radio segment Adjusted OIBDA decreased $0.7 million or 6%, primarily due to the decrease in net revenue of approximately $1.5 million partially offset by a decrease in operating expenses of 4%.  Radio station operating expenses decreased mainly due to decreases in advertising, barter and special events expenses which were partially offset by increases in national rep commissions and taxes and licenses costs.  Our television segment Adjusted OIBDA decreased less than $0.1 million due to an increase in operating expenses of approximately $0.5 million offset by the increase in net revenue of approximately $0.5 million. Television station operating expenses increased primarily due to an increase in production costs.  Our corporate expenses, excluding non-cash stock-based compensation, increased $0.1 million or 3%, mostly due to increases in insurance expense.

Operating loss totaled $5.9 million compared to operating income of $5.6 million for the same prior year period, representing a decrease of approximately $11.5 million. This decrease in operating income was primarily due to the impairment charges partially offset by gain from the sale of assets.

First Quarter 2020 Conference Call

We will host a conference call to discuss our first quarter 2020 financial results on Wednesday, July 8, 2020 at 11:00 a.m. Eastern Time.  To access the teleconference, please call 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, July 22, 2020 which can be accessed by dialing 877-344-7529 (U.S) or 412-317-0088 (Int’l), passcode: 10145426

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at http://www.spanishbroadcasting.com/webcasts-presentations. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. (SBS) owns and operates radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Urbano format genres. SBS also operates AIRE Radio Networks, a national radio platform of over 300 affiliated stations reaching 95% of the U.S. Hispanic audience.  SBS also owns MegaTV, a network television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico, produces a nationwide roster of live concerts and events, and owns a stable of digital properties, including La Musica, a mobile app providing Latino-focused audio and video streaming content and HitzMaker, a new-talent destination for aspiring artists. For more information, visit us online at www.spanishbroadcasting.com.

Forward Looking Statements

This press release, and oral statements made in connection with it, contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.  “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, our recapitalization plan and restructuring efforts, the impact of widespread health developments, such as the novel coronavirus, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,”

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“anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed with the Securities and Exchange Commission including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.  All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Tables Follow)

Contacts:
Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Chief Financial Officer	The Plunkett Group
(305) 441-6901	(212) 739-6740

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Below are the Unaudited Condensed Consolidated Statements of Operations for the three-months ended March 31, 2020 and 2019.

	Three Months Ended March 31,
Amounts in thousands, except per share amounts	2020	2019

Net revenue	$36,275	$37,355
Station operating expenses	25,915	26,285
Corporate expenses	2,824	2,751
Depreciation and amortization	846	873
Gain on the disposal of assets, net	(3,186)	(36)
Recapitalization costs	1,684	1,930
Impairment charges	14,103	—
Other operating income	—	(17)
Operating (loss) income	(5,911)	5,569
Interest expense	(7,916)	(7,807)
Dividends on Series B preferred stock classified as interest expense	(2,434)	(2,434)
Loss before income tax benefit	(16,261)	(4,672)
Income tax benefit	(1,931)	(740)
Net loss	$(14,330)	$(3,932)

Net loss per common share:
Basic and diluted net income (loss) per common share:
Class A common stock	$(1.95)	$(0.54)
Class B common stock	$(1.95)	$(0.54)
Basic weighted average common shares outstanding:
Class A common stock	4,242	4,242
Class B common stock	2,340	2,340
Diluted weighted average common shares outstanding:
Class A common stock	4,242	4,242
Class B common stock	2,340	2,340

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Non-GAAP Financial Measures

Adjusted Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, Recapitalization Costs, Impairment Charges and Other Operating Income excluding non-cash stock-based compensation (“Adjusted OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP.  Adjusted OIBDA does not present station operating income as defined by our Indenture governing the Notes.  In addition, because Adjusted OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are unaudited tables, in thousands, that reconcile Adjusted OIBDA to operating (loss) income for each segment and consolidated operating (loss) income, which are the most directly comparable GAAP financial measures.

	For the Three Months Ended March 31, 2020
	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$7,538	10,257	103	(2,822)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	2	—	—	2
Depreciation and amortization	846	440	349	57
Gain on the disposal of assets, net	(3,186)	(8)	(3,178)	—
Recapitalization costs	1,684	—	—	1,684
Impairment charges	14,103	14,103	—	—
Operating (Loss) Income	$(5,911)	(4,278)	2,932	(4,565)

	For the Three Months Ended March 31, 2019
	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$8,319	10,932	138	(2,751)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	—	—	—	—
Depreciation and amortization	873	376	444	53
Gain on the disposal of assets, net	(36)	(36)	—	—
Recapitalization costs	1,930	—	—	1,930
Other operating income	(17)	(17)	—	—
Operating Income (Loss)	$5,569	10,609	(306)	(4,734)

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Three Months Ended March 31,
Amounts in thousands	2020	2019

Net revenue:
Radio	$32,533	$34,079
Television	3,742	3,276
Consolidated	$36,275	$37,355
Engineering and programming expenses:
Radio	$5,608	$5,481
Television	2,066	1,550
Consolidated	$7,674	$7,031
Selling, general and administrative expenses:
Radio	$16,668	$17,666
Television	1,573	1,588
Consolidated	$18,241	$19,254
Corporate expenses:	$2,824	$2,751
Depreciation and amortization:
Radio	$440	$376
Television	349	444
Corporate	57	53
Consolidated	$846	$873
Gain on the disposal of assets, net:
Radio	$(8)	$(36)
Television	(3,178)	—
Corporate	—	—
Consolidated	$(3,186)	$(36)
Recapitalization costs:
Radio	$—	$—
Television	—	—
Corporate	1,684	1,930
Consolidated	$1,684	$1,930
Impairment charges:
Radio	$14,103	$—
Television	—	—
Corporate	—	—
Consolidated	$14,103	$—
Other operating income:
Radio	$—	$(17)
Television	—	—
Corporate	—	—
Consolidated	$—	$(17)
Operating (loss) income:
Radio	$(4,278)	$10,609
Television	2,932	(306)
Corporate	(4,565)	(4,734)
Consolidated	$(5,911)	$5,569